Exhibit 10.13

August 13, 2002


Dear Scott,

         This letter formalizes our prior discussions and agreement on the terms of potential bonus and severance arrangements, as previously discussed with the Board of Directors, as follows:

         The terms and conditions of your original signed offer letter continue in full force and effect, except as amended pursuant to the terms and conditions described in this letter. In the event there is a conflict in terms, definitions or other interpretations between your original signed offer letter and this letter agreement, this letter agreement shall supersede those conflicting terms and govern that aspect of your employment arrangement. Nothing herein changes the fact that your employment with Virage is for no specified period of time and constitutes at-will employment. As a result, Virage is free to terminate its employment relationship with you at any time, with cause or without cause.

         As of August 13, 2002, your title has been changed to Acting Chief Financial Officer, Vice President of Finance and Controller, although Virage is free to modify your title at any time for any reason or for no reason.

         In the event that you continue to be employed and are actively performing duties for Virage through August 13, 2003, then Virage shall pay you a one-time lump sum bonus in the gross amount of Forty Thousand Dollars (US $40,000), less applicable withholding (including without limitation withholding for applicable taxes) ("Retention Bonus"). This Retention Bonus is in lieu of all other bonuses for the period August 13, 2002 to August 13, 2003, and you will not be eligible for any other bonus based on your or the Company's performance for the period August 13, 2002 to August 13, 2003. Subsequent to August 13, 2003, you will fully participate in the Company's executive bonus program and potentially earn a target bonus (currently 20% of base salary) consistent with other non-commissioned vice presidents of the Company. You will also be eligible to participate in any other employee benefits offered by the Company that are applicable to other executive vice presidents at the Company to the full extent provided for under such benefits.

         Should the Company execute a definitive agreement for a Change of Control (as defined herein) and any of the events described herein per the following paragraphs occur such that you earn the Double Trigger Severance Amount (as defined herein) on or before November 13, 2003, or should you receive a Termination Without Cause Severance Amount (as defined herein), you will forego and not receive (or will return) the Retention Bonus referred to above.

         If, at any time, Virage mutually executes a definitive agreement for a Change of Control, and there is (i) a material reduction of your duties, title, authority or responsibilities, relative to your duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, title, authority or responsibilities, or (ii) a reduction by the Company in your base salary as in effect immediately prior to such reduction (other than a reduction that generally applies to Company officers), or (iii) a material reduction by the Company in the aggregate level of employee benefits, including participation in the Company's executive bonus program, to which you were entitled immediately prior to such reduction with the result that your aggregate benefits package is materially reduced (other than a reduction that generally applies to Company officers), or (iv) the relocation of you to a facility or a location more than thirty-five (35) miles from your then present location, or (v) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of you, then, subject to you executing and not revoking a standard form of mutual release of claims with the Company and not breaking any confidentiality or other similar terms and conditions pursuant to your original signed offer letter, you will receive a one-time lump sum severance payment in the gross amount of Eighty Thousand Dollars (US $80,000.00), less applicable withholding (including without limitation withholding for applicable taxes), in accordance with the Company's standard payroll practices ("Double Trigger Severance Amount"). The Company shall pay the Double Trigger Severance Amount prior to the completion of the associated Change of Control. Notwithstanding anything to the contrary herein, in no event shall the Double Trigger Severance Amount be owed or paid if the definitive agreement is terminated or expires prior to the completion of the associated Change of Control or otherwise does not directly effectuate and result in a corresponding Change of Control.

         If, at any time prior to a Change of Control but not after August 13, 2003, your employment with the Company terminates due to an involuntary termination by the Company other than for "Cause" (as defined herein), then, subject to you executing and not revoking a standard form of mutual release of claims with the Company and not breaching any confidentiality or other similar terms and conditions pursuant to your original signed offer letter, you will receive a one-time, lump-sum payment in the gross amount of a prorated portion of Forty Thousand Dollars (US $40,000.00), less applicable withholding (including without limitation withholding for applicable taxes), in accordance with the Company's standard payroll practices, with the prorated amount calculated based on the percentage of time passed from August 13, 2002 until the effective date of termination compared with August 13, 2003 ("Termination Without Cause Severance Amount").

         For purposes of this Agreement, "Cause" shall mean (i) an act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in personal enrichment of you, or (ii) you being convicted of, or plea of nolo contendere to, a felony or misdemeanor, or (iii) a willful act by you which constitutes misconduct and which is injurious to the Company, or (iv) following delivery to you of a written demand for performance from the Company which describes the basis for the Company's reasonable belief that you have not substantially or adequately performed your duties, continued indequate performance or failure to meet reasonable expectations of senior management for your position.

         For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following events in either a single transaction or a series of related transactions:

          (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

         (ii) The consummation of the sale or disposition by the Company of all or substantially all the Company's assets; or

         (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

         The terms of your stock option agreements remain as stated per your stock option agreements.

         Your signature below indicates your assent and agreement to the terms and conditions of this letter agreement, and executes this letter agreement as of the date first set forth above.

                                  Sincerely,



                                  Paul G. Lego
                                  C.E.O. and President
                                  Virage, Inc.


Agreed to and Accepted by:

Scott Gawel


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Date